February 2009

Pricing Sheet dated February 20, 2009 relating to
Preliminary Terms No. 22 dated January 26, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Protected Absolute Return Barrier Notes due August 20, 2010
Based on the Value of the S&P 500® Index
PRICING TERMS – FEBRUARY 20, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$11,737,290
Stated principal amount:	$10 per note
Issue price:	$10 per note (See “Commissions and Issue Price” below)
Pricing date:	February 20, 2009
Original issue date:	February 27, 2009 (5 business days after the pricing date)
Maturity date:	August 20, 2010
Underlying index:	The S&P 500® Index (the “Index”)
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum payment at maturity:	▪ If the final index value increases from the initial index value: $13.50 per note (135% of the stated principal amount); or
▪ If the final index value decreases from the initial index value: $12.50 per note (125% of the stated principal amount)
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to 577.53750, which is the initial index value x 75%; and
▪ less than or equal to 1,039.56750, which is the initial index value x 135%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	770.05, which is the closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the valuation date
Valuation date:	August 18, 2010, subject to postponement for certain market disruption events.
Interest:	None
CUSIP:	617483524
ISIN:	US6174835248
Listing:
The notes have been approved for listing on NYSE Arca, Inc. under the ticker symbol “ANG,” subject to official notice of issuance.  It is not possible to predict whether any secondary market for the notes will develop.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$11,737,290	$205,402.58	$11,531,887.42
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 22 dated January 26, 2008
Prospectus Supplement for Protected Absolute Return Barrier Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.